Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between TAILORED SHARED SERVICES, LLC (“SSU”), a wholly owned subsidiary of Tailored Brands, Inc. (“TBI”) (collectively, SSU and TBI shall be referred to as “TAILORED BRANDS” or the “Company”), and DOUGLAS S. EWERT (“Ewert”).

Recitals

i.                                           Ewert was employed by TAILORED BRANDS at its corporate office in Fremont, California pursuant to a Second Amended and Restated Employment Agreement, dated June 21, 2018, by and between TBI, SSU and Ewert (the “Employment Agreement”).

ii.                                        The Employment Agreement is incorporated herein by reference and, to the extent it survives Ewert’s termination of employment, remains in full force and effect, except as to where it is amended specifically by this Agreement.  Without limiting the generality of the previous sentence, the provisions of Section 9 (Restrictive Covenants) and Section 10 (Forfeiture for Cause) of the Employment Agreement will remain in full force and effect following Ewert’s termination of employment in accordance with their terms and conditions.

iii.                                     In consideration of Ewert’s acceptance of this Agreement and, pursuant to it, TAILORED BRANDS is agreeable to paying to Ewert the payments and benefits under this Agreement.

iv.                                    In consideration of TAILORED BRANDS’ acceptance of this Agreement and its agreement to pay Ewert the payments and benefits under this Agreement, Ewert is willing to execute this Agreement and the release of claims under this Agreement.

Based on these recitals and in consideration of the mutual promises and agreements set forth in this Agreement, Ewert and the Company agree as follows:

Terms

1.                                     Termination of Employment.

a.                                Termination.  Ewert’s employment shall be terminated on September 30, 2018 (“the Termination Date”).  Ewert acknowledges and agrees that as of the Termination Date he shall resign from the TAILORED BRANDS Board of Directors and shall cease to serve as an employee, officer, agent or representative of TAILORED BRANDS and its direct and indirect parent(s), subsidiaries and affiliates and shall not represent himself as being any of the foregoing.  As of the Termination Date, Ewert will receive a lump sum payment in cash, less applicable taxes and withholdings, to be paid in the Company’s customary payroll cycle immediately following the Termination Date, equal to (i) Ewert’s annual salary earned through the Termination Date; (ii) any accrued vacation pay earned by Ewert; and (iii) any unreimbursed business expenses of Ewert, in each case, to the extent not theretofore paid.

b.                                Payments and Benefits.  Conditioned upon Ewert’s acceptance of and compliance with the terms and conditions of this Agreement and non-revocation of the release of claims herein during the applicable revocation period, the Company shall provide the following payments and benefits to Ewert, less applicable taxes and withholdings:

i.                                          An amount equal to two times Ewert’s annual salary in effect as of the Termination Date, $2,500,000, (“Annual Salary”), plus two times the target Bonus in effect for Ewert for the fiscal year of the Company which includes the Termination Date, $2,500,000 (the “Target Bonus Severance”), hereinafter, the Annual Salary and the Target Bonus Severance which together total $5,000,000, shall be referred to as the “Severance Payments” and will be payable in accordance with the following:

(A)                               An amount equal to $550,000 payable in substantially equal installments in accordance with the customary payroll practices of the Company commencing on the 38th day after the Termination Date and ending on the date that is six months following Ewert’s Separation From Service, as defined in the Employment Agreement (the “Separation Payment Date”);

(B)                               An amount equal to $700,000 payable in substantially equal installments in accordance with the customary payroll practices of the Company commencing on the 38th day after the Termination Date and ending on the Separation Payment Date; and

(C)                               The remaining Severance Payments payable after the Separation Payment Date, $3,750,000, through the second anniversary of the Termination Date to be paid in substantially equal installments in accordance with the customary payroll practices of the Company.

ii.                                       A lump sum payment in cash equal to the Bonus determined by the Company in accordance with the Company’s annual cash bonus program for executive officers to be earned by Ewert for the fiscal year of the Company ending following the Termination Date, multiplied by a fraction, the numerator of which is 240, and the denominator of which is 364, to be paid on April 15, 2019.

iii.                                    All unvested stock options currently held by Ewert will become fully vested on April 4, 2019 and all vested options, including those vesting on April 4, 2019, may be exercised by Ewert, pursuant to the terms of such options, at any time on or before the earlier to occur of the stated expiration date for the option or the third anniversary of the Termination Date.

iv.                                   14,011 deferred stock units (“DSU’s”) held by Ewert that are scheduled to vest on April 13, 2021 will be forfeited on the Termination Date.  All outstanding DSU’s granted on May 17, 2017 and held by Ewert as of the Termination Date (70,422) will vest on the Termination Date and be settled on or before April 15, 2019.  All other outstanding DSU’s held by Ewert as of the Termination Date will vest and all restrictions will lapse in accordance with the following schedule:

Date	# of DSU’s Vesting

April 13, 2019	29,309
April 13, 2020	14,010

v.                                      All outstanding unvested performance units held by Ewert as of the Termination Date will be forfeited as of the Termination Date.

vi.                                   The Company will provide Ewert and his spouse and eligible dependents who were covered under the Company’s group health plan on the Termination Date and who, in the case of eligible dependents, continue to be eligible dependents, with group health plan coverage (including medical, dental and vision coverage) for a period following the Termination Date (except as provided below) until the expiration of the continuation period permitted under the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (hereinafter, the “COBRA Continuation Period”) which coverage will be substantially similar to that provided to executive officers of the Company during such period and at a cost to Ewert, or to his spouse if Ewert is deceased, as if Ewert had remained an executive officer of the Company during such period.  Ewert shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided and the Company shall reimburse Ewert the excess, if any, of the amount Ewert pays to the Company above the amount of the applicable premium that Ewert would have paid for comparable coverage if he had remained an executive officer of the Company during the period such coverage is provided (the “Reimbursement Amounts”).  Any Reimbursement Amounts to be paid by the Company to Ewert under this Section 1(b)(vi) shall be made on the tenth day of each month Ewert pays the amount required by this Section 1(b)(vi) to the Company commencing on the first such date immediately following the 38th day after the Termination Date (the “First Reimbursement Date”), and any installment of the Reimbursement Amount that would have otherwise been paid prior to the First Reimbursement Date shall instead be accumulated and paid on the First Reimbursement Date.  Subject to Ewert’s group health plan coverage continuation rights under Section 4980B of the Code, the benefits described in this Section 1(b)(vi) shall (A) be reduced (on a participant by participant basis) to the extent benefits of the same type are received by Ewert, his spouse or any eligible dependent from any other person during such period; and (B) cease if Ewert (I) obtains other employment that offers participation in a health insurance plan providing substantially similar benefits during such period or (II) violates Section 9(a) of the Employment Agreement, and provided, further, that Ewert shall have the obligation to notify the Company that he or they are receiving such benefits.

vii.                                If, at the end of the COBRA Continuation Period, the Company’s obligation to provide group health plan coverage has not ceased pursuant to the provisions of Section 1(b)(vi)(B), then the Company will provide Ewert, his spouse and his then eligible dependents with group health plan coverage (including medical, dental and vision coverage) for a period following the end of the COBRA Continuation Period (except as provided below) until Ewert attains age 65; provided, that, if the Company’s obligation under this Section 1(b)(vii) has not ceased pursuant to the provisions of Section 1(b)(vii)(B) at the time Ewert attains age 65, the Company will continue to provide his spouse with group health plan coverage (including medical, dental and vision coverage) under this Section 1(b)(vii) until she attains age 65.  The coverage to be provided under this Section 1(b)(vii) will be substantially similar to that being provided at the end of the COBRA Continuation Period; provided, that such coverage shall not exceed, at any time, the coverage provided to executive officers of the Company during such period.  Such coverage will be provided by the Company through the purchase of an insurance policy for such purpose.  Ewert will pay to the Company the applicable monthly premium that he would have paid for comparable coverage if he had remained an executive officer of the Company during the period such coverage is provided.  The benefits described under this Section 1(b)(vii) shall (A) be reduced (on a participant by participant basis) to the extent benefits of the same type are received by Ewert, his spouse or any eligible dependent from any other person during such period; and (B) cease if Ewert (I) obtains other employment that offers participation in a health insurance plan providing substantially similar benefits during such period or (II) violates Section 9(a) of the Employment Agreement, and provided, further, that Ewert shall have the obligation to notify the Company that he or they are receiving such benefits.

viii.                             Following the Termination Date, reimbursement of an amount up to $50,000 for properly documented (A) legal fees and expenses incurred by Ewert in connection with his entering into this Agreement; and (B) expenses and fees incurred by Ewert for career coaching, counseling and guidance.  The amounts to be reimbursed by the Company pursuant to this Section 1(b)(viii) will be paid to Ewert as soon as administratively feasible following his submission of proper documentation to the Company for the incurrence of such expenses (in no event later than April 1, 2019); provided that all amounts to be reimbursed hereunder will be paid by the Company to Ewert on or before April 15, 2019.

ix.                                   Continued eligibility to use his Company employee discount until the date of Ewert’s death.

x.                                      Any other benefits to which Ewert is entitled under the terms and conditions of the Company’s plans and policies.

xi.                                   The Company agrees that Ewert is not required to seek other employment or otherwise attempt in any way to mitigate or otherwise reduce any payments or benefits payable to Ewert by the Company pursuant to this Section 1(b) of this Agreement and, subject to the provisions of Sections 1(b)(vi) and 1(b)(vii) hereof, in the event that Ewert obtains other employment during the period in which he is receiving payments and benefits under this Section 1(b), the Company shall not be entitled to any rights of offset with respect to the payments and benefits payable to Ewert under this Section 1(b).

2.                                      Release of Claims by Ewert.

a.                                      In consideration for the payments and benefits provided for in Section 1 and other good and valuable consideration, Ewert hereby releases TAILORED BRANDS, its parent companies, subsidiaries, and affiliates and all of their respective officers, directors, shareholders, employees, insurers and agents (collectively, the “Released Parties”) from any and all claims, arising on or before the date of execution of this Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to his employment with and/or separation from TAILORED BRANDS or any of its subsidiaries or affiliates, and this release includes any claims he might have for re-employment or for additional compensation or benefits, including claims for violations of the California Labor Code, the federal Equal Pay Act, as amended, and the Fair Labor Standards Act and applies to claims under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq. (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.) (“ADEA”), the Older Workers Benefit Protection Act, and any regulations under such laws. Further, Ewert acknowledges that he is receiving consideration for his release of any claim under the ADEA in addition to anything of value to which he was already entitled.

b.                                      Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under any employee benefit plan covered under the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as applicable on the date this Agreement is signed, (iii) that may arise after this Agreement is signed, (iv) related to coverage under indemnification agreements or policies or under directors and officers insurance policies for acts or omissions while providing services to the Company or any of its affiliates or subsidiaries, or (v) which cannot be released as a matter of law by private agreement. In addition, neither anything contained in this Agreement nor any provision of the Employment Agreement that remains in full force and effect shall prevent Ewert from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Ewert hereby waives rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited (provided, however, that nothing herein limits his right to receive an award for information submitted pursuant to Section 21F of the Securities Exchange Act of 1934).

c.                                       Ewert understands and agrees that claims or facts in addition to or different from those which are now known or believed by him to exist may hereafter be discovered, but it is his intention to fully and forever release, remise and discharge all claims which he had, may have had, or now have against the Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, without regard to the subsequent discovery or existence of such additional or different facts.

3.                                      No Suit.  Ewert represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Released Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, Ewert filed or files such a complaint, charge, or lawsuit, Ewert agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit.

4.                                      Cooperation Clause.  After the Termination Date, Ewert agrees to exercise his best, good faith efforts to (a) cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge; and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. Ewert further agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to his employment by TAILORED BRANDS, he will give prompt notice of such request to the General Counsel of the Company and, unless legally required to do so, will make no disclosure until the Company and/or its affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Failure to cooperate or respond in a timely fashion will be considered a material breach of this Agreement. If Ewert is required to travel or incur other expenses as a result of any requests made to him by the Company pursuant to this Cooperation Clause or if he should incur any expense in responding to any subpoena by a third party, the Company shall bear, and reimburse Ewert for, all reasonable out of pocket costs of any such expenses.

5.                                      Return of Company Property.  Ewert must return to the Company all Company property in his possession, custody or control, including, but not limited to, confidential or proprietary information, computer equipment, software, and credit cards; provided that he may retain possession of his Company issued laptop, mobile phone and iPad; provided, however, that such retained devices have been properly reviewed and examined by the Company to delete any and all confidential or proprietary information. It is understood and agreed that all paper and electronic files, documents, memoranda, letters, handbooks and manuals, facsimile and/or other communications concerning TAILORED BRANDS and its business that were written, authorized, signed, received and/or transmitted prior or during Ewert’s employment are and remain Company property. Ewert further agrees that he has not and will not (a) copy any computer files, documents or electronic messages to disks or compact disks; (b) forward computer files, documents or electronic messages to personal e-mail accounts or any other e-mail accounts; or (c) delete or destroy any documents, computer files, or electronic messages contained on his computer or the Company’s server.

6.                                      Voluntary Waiver. TAILORED BRANDS hereby advises Ewert to consult with an attorney regarding this Agreement and the release of claims contained herein. By signing below, Ewert acknowledges that he has been advised by TAILORED BRANDS to consult with an attorney, and Ewert agrees that he has had an opportunity to have an attorney of his choice review this Agreement and the release contained herein before signing this Agreement. Ewert acknowledges that he has carefully read and understands all of the provisions of this Agreement and that he is executing this Agreement of his own free will and without duress. Ewert also acknowledges receipt of the Agreement on August 28, 2018, and that he has been given at least 21 days to consider it, and that Ewert voluntarily signs it and agrees to be bound by its terms. Ewert also understands and agrees that this Agreement must be signed no later than September 18, 2018, in order for him to be entitled to the benefits given under it.  Ewert also understands he may revoke the Agreement within 7 days after signing it, and unless so revoked, the Agreement will be fully effective upon expiration of the revocation period. Ewert understands and agrees that to revoke this Agreement, written notice of the revocation must be received by the following person no later than 11:59 p.m. Pacific Time on the seventh (7th) day from the date this Agreement is signed:

A. Alexander Rhodes

Executive Vice President, General Counsel, Chief Compliance Officer & Corporate Secretary

Tailored Brands, Inc.

6100 Stevenson Boulevard

Fremont, CA 94538

Phone: 510.723.8669

7.                                      No Further Entitlements. Ewert acknowledges and agrees that the payment(s), benefits, and obligations of the Company to Ewert provided for in this Agreement are in full discharge of any and all liabilities and obligations of the Company or any of its affiliates to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, any alleged additional written or oral employment agreement, policy, plan or procedure of TAILORED BRANDS or any of its affiliates and/or any alleged understanding or arrangement between Ewert and TAILORED BRANDS or any of its affiliates other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of TAILORED BRANDS or any of its affiliates (but excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s).

8.                                      Taxes. The payments and provision of benefits referenced in this Agreement shall be subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

9.                                      Entire agreement. This Agreement and the portions of the Employment Agreement that remain in full force and effect following the Termination Date contain the entire agreement between Ewert and the Company regarding Ewert’s termination of employment, and supersede any prior or contemporaneous agreement, understanding, or representation concerning that subject matter.

10.                               Civil Code Section 1542. This Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity.  Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her  favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.                               Binding on Successor. This Agreement shall be binding upon the successors and/or assigns, if any, of TAILORED BRANDS.  In light of the payment by TAILORED BRANDS of all amounts due to Ewert, he acknowledges and agrees that California Labor Code section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

12.                               Reimbursement of Reasonable Business Expenses. By executing this Agreement, Ewert is not releasing any claims for reimbursement of business-related expenses under Labor Code section 2802. Ewert is hereby advised of his right to consult with an attorney of his choosing about this business-related expenditures acknowledgement. Ewert hereby affirms that he has received full and adequate reimbursement for any necessary business-related expenditures or losses incurred in the course of employment with TAILORED BRANDS and any of its parent companies or affiliates.

13.                               Governing Law. This Agreement will be governed by Texas law without resort to conflict of law principles.

14.                               Jointly Drafted. The parties understand and agree that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any party.

15.                               Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Ewert or the Company or any of its affiliates.

16.                               Compliance with Section 409A.  This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Code (“Section 409A”) and to the extent not so exempt, to comply with the requirements of Section 409A, and the terms of this Agreement shall be construed and administered to give full effect to such intent, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder.  For purposes of Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent.  Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Ewert may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Ewert, (c) the reimbursement of an eligible expense will be made no later than the last day of Ewert’s taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Nothing herein shall be construed as the guarantee of any particular tax treatment to Ewert, and neither TAILORED BRANDS nor any of its affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A.

Execution by Parties

The Company and Ewert acknowledge and represent that they have read this Agreement, understand its terms, and enter into it knowingly and voluntarily.

TAILORED SHARED SERVICES, LLC		DOUGLAS S. EWERT

By:	/s/ Dinesh Lathi	/s/ Douglas S. Ewert
Dinesh Lathi
Executive Chair
	Dated: August 28, 2018	Dated: August 28, 2018

TAILORED BRANDS, INC.

By:	/s/ Dinesh Lathi
Dinesh Lathi
Chairman of the Board
Dated: August 28, 2018